                             PRELIMINARY REPORT TO
                         THE SPECIAL COMMITTEE OF GAS








                           A.G. EDWARDS & SONS, INC.
                                 INVESTMENT BANKING




                                April 28, 1998

TABLE OF CONTENTS



                                                      Section
                                                      -------
Introduction....................................         I


Review of Events to Date........................        II


Summary of Transaction..........................       III


Summary Observations............................        IV


Preliminary Report to the Special Committee.....         V

                INTRODUCTION



TRANSACTION     [_]  During 1997, Gas ("Gas" or the "Company") and Oil ("Oil")
PROPOSAL             discussed the idea of a possible business combination by
                     and between Gas and Oil. The series of proposed transactions involved in such combination is referred to as the "Transaction".

A.G. EDWARDS'   [_]  A.G. Edwards & Sons, Inc. ("A.G. Edwards") has been engaged
ENGAGEMENT           by the Special Committee (the "Special Committee") of the
                     Board of Directors of Gas (the "Board") to act as its financial advisor with respect to the Transaction and to issue to the Board an opinion as to the fairness, from a financial point of view, to the common unitholders of Gas who are not affiliated with Oil (the "Common Unitholders"), of the Transaction (the "Fairness Opinion").

                [_] The preparation of a fairness opinion is not susceptible to partial analyses or summary. In rendering its Fairness Opinion, A.G. Edwards will apply its judgment to a variety of complex analyses and assumptions. A.G. Edwards may give various analyses more or less weight than other analyses, and may deem various assumptions more or less probable than other assumptions. The assumptions made and the judgments applied by A.G. Edwards in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the Fairness Opinion itself.

                INTRODUCTION
                (continued)


AS PART OF ITS  [_]  A review of the preliminary structure of the Transaction
ENGAGEMENT,          (See Tab III -"Summary of Transaction");
A.G. EDWARDS'
ACTIVITIES      [_]  A review of Gas' and Oil's historical financial statements
INCLUDED, BUT        and the financial projections of Gas and Oil (See
WERE NOT             Appendices A and B -"Overview of Oil and Gas,"
LIMITED TO, THE      respectively);
FOLLOWING:
                [_]  A review of certain market data of Gas' Common Units and
                     Oil's Common Stock (See Appendices A and B -"Overview of
                     Oil and Gas," respectively);

                [_] An analysis of the pro forma financial statements of Gas giving effect to the Transaction (as proposed) (See Appendix C - "Pro Forma Ownership Analysis");

                [_] Conversations with PaineWebber regarding the nature and extent of development of the terms of the Transaction;

                [_] An investigation regarding current operations and future prospects of Gas and Oil, through interviews with members of Gas' and Oil's management, respectively (See Appendices A and B - "Overview of Oil and Gas," respectively);

                [_]  A review of the industries in which Gas and Oil operate;

                [_] A review of the market data for stocks of public companies in the same or similar lines of business to Gas (See Appendix I - "Public Company Analysis");

                [_] Analyses of the Transaction using various valuation methodologies; and

                [_]  Other analyses which it deemed necessary.

                INTRODUCTION
                (continued)


NATURE OF       [_]  A.G. Edwards relied upon and assumed, without independent
INFORMATION          verification, the accuracy and completeness of all
REVIEWED AND         financial and other information publicly available, or
PRESENTED            furnished to, or otherwise discussed with A.G. Edwards
                     including financial statements and financial projections, as provided by management of Gas and Oil and Oil's financial advisor. With respect to financial projections and other information provided to or otherwise discussed with A.G. Edwards, A.G. Edwards assumed and was advised by the senior management of Gas and Oil, respectively, that such projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the senior management of Gas and Oil, respectively, as to the expected future financial performance of Gas and Oil, in each case on a stand-alone basis and after giving effect to the Transaction. A.G. Edwards was not engaged to, and did not, independently verify the information provided and performed no audit of assets or liabilities and no independent appraisal of assets or liabilities of either Gas or Oil.
                     A.G. Edwards has relied upon the assurances of the management of Gas and Oil that they are not aware of any facts that would make such information inaccurate or misleading.


                [_] In performing its analyses, A.G. Edwards made numerous assumptions with respect to the propane distribution industry and the home heating oil distribution industry, and general business and economic conditions which are beyond the control of Gas and Oil. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of A.G. Edwards' Preliminary Report to the Special Committee.


                [_] This presentation is for the private use of the Special Committee and may not be distributed to any other parties without A.G. Edwards' written permission.

                REVIEW OF EVENTS TO DATE



FEBRUARY 11     [_]  A.G. Edwards presents its qualifications to the Special
                     Committee and its legal counsel.


MARCH 23        [_]  Special Committee engaged A.G. Edwards.


MARCH 23         [_]  A.G. Edwards met with members of Gas' and Oil's management and submitted preliminary data request list.


                 [_] A.G. Edwards began due diligence with management and other representatives of Gas and Oil.

                      -   Business
                      -   Financial
                      -   Accounting
                      -   Other


MARCH 30         [_]  A.G. Edwards received data related to its preliminary data request list.


MARCH 30 - APRIL [_]  A.G. Edwards continued the due diligence process with
27                    respect to Gas and Oil.


APRIL 28         [_]  Special Committee meeting to discuss the Transaction.

SUMMARY OF TRANSACTION
PRO FORMA GAS UNITS OUTSTANDING
(IN THOUSANDS)

TO SIMPLIFY     [_]  There are currently 6,355 Gas units outstanding comprised
THE COMPLEXITY       of 3,832 common units, 2,396 subordinated units and 127
OF THE STEPS         general partner ("GP") units. The subordinated units and GP
IN THE               units are assets of Oil.
TRANSACTION,
A.G. EDWARDS
PREPARED A
SUMMARY OF ITS
UNDERSTANDING.

                [_] There are currently 26,563 shares of Oil common stock outstanding, comprised of public shareholders and "insiders." The public holds 17,160 Class A shares. The "insiders" hold 9,404 shares which include 6,795 Class A shares, 11 Class B shares and 2,598 Class C shares.

                [_] Each shareholder of Oil will receive a certain number of units in Gas such that the implied consideration paid for each Oil share is $3.15.

                [_] The publicly held 17,160 Class A shares will receive .1596 shares of newly created Senior Subordinated units (2,738 units in total) with an implied value of $19.74/unit. This represents an implied purchase price of $3.15/share for an implied total purchase price of $54.1 million.

                [_] The "insiders" of Oil, who hold a total of 9,404 shares (comprised of A, B and C shares) will also receive $3.15/share for a total of $29.6 million. The consideration received by these shareholders will be funded by:

                     -   (1) the distribution of existing units of Gas which are
                             currently owned by Oil
                             [_] all of the 127 GP units owned by Oil will be
                                 given as consideration at an implied value of
                                 $21.28/unit, for a total of $2.7 million.
                             [_] 754 of the 2,396 Subordinated units owned by
                                 Oil will be given as consideration at an
                                 implied value of $16.33/unit, for a total of $12.3 million.
                     -   (2) the distribution of newly-created units of Gas
                             [_] to fund the remaining $14.6 million of the
                                 $29.6 million due to the Oil "insiders", Gas will issue 559 newly-created Senior Subordinated units and 168 newly-created GP units. The implied values for these new units are $19.74 and $21.28, respectively.

Merger Premiums to Market Value Analysis
Mergers with Target Price Equal to or Less than $5 per Share
Announced and Completed 1/1/96-10/9/98

------------------------------------------------------------------------------------------------------------------------------------

Date      Date
Announced Effective Target Name                    Target Business Description     Acquiror Name
------------------------------------------------------------------------------------------------------------------------------------
01/10/96  06/26/96  American Resource Corp         Gold mining company             REA Gold Corp
01/18/96  08/23/96  AMSERV Healthcare Inc          Pvd temp nursing employment     Star Multi Care Services Inc
01/23/96  05/09/96  Portage Industries Corp        Mnfr extruded plastic sheets    Spartech Corp
02/05/96  09/30/96  Customedix Corp                Mnfr dental, medical products   CUS Acquisitions Inc
02/13/96  07/12/96  Medical Innovations Inc        Pvd home health care services   Horizon/CMS Healthcare Corp
02/15/96  04/29/96  LDI Corp                       Computer equip leasing svcs     NationsBank Corp, Charlotte, NC
02/28/96  07/11/96  Salton/Maxim Housewares Inc    Mnfr electric housewares, fans  Windmere Corp
03/13/96  09/27/96  DeSoto Inc                     Mnfr paints and detergents      Keystone Consolidated Inds Inc
04/16/96  05/31/96  CIS Technologies Inc           Manufacture computers           National Data Corp
04/22/96  06/04/96  Cornerstone Natural Gas Co     Natural gas distribution svcs   El Paso Field Svcs(El Paso)
05/03/96  03/17/98  Homeowners Group Inc           Real estate, insurance agency   Cross Country Group Inc
05/06/96  09/03/96  Transcisco Industries Inc      Mnfr, service railroad equip    Trinity Industries Inc
05/07/96  09/03/96  NMR of America Inc             Pvd. medical equip leasing svcs Medical Resources Inc
05/13/96  08/30/96  MDT Corp                       Mnfr sterility assurance equip  Getinge Industries AB
05/15/96  09/10/96  Carlisle Plastics Inc          Mnfr, whl plastic prods, resins Tyco International Ltd
06/03/96  01/09/97  Bio-Dental Technologies Corp   Provide dental research svcs    Zila Inc
06/10/96  07/22/96  SysteMed Inc                   Pvd medical services            Merck-Medco Managed Care Inc
06/11/96  09/03/96  Computer Identics Corp         Manufacture bar code scanners   Robotic Vision Systems Inc
06/17/96  10/07/96  Scanforms Inc                  Mnfr business forms             Big Flower Press Holdings Inc
06/21/96  08/23/96  Computer Identics Corp         Information retrieval svcs      United Communications Group
06/24/96  12/05/96  MEM Co                         Manufacture toiletries          Renaissance Cosmetics Inc
07/31/96  11/13/96  Calgene Inc                    Own and operate greenhouse      Monsanto Co
08/13/96  02/27/97  LaTex Resources Inc            Oil and gas expln, prodn        Alliance Resources PLC
09/10/96  01/03/97  GreenStone Industries Corp     Manufacture stationery          Louisiana-Pacific Corp
09/11/96  03/04/97  Chempower Inc                  Insulation, asbestos abatement  American Eco Corp
09/16/96  12/06/96  Proler International Corp      Whl scrap metals & metals       Schnitzer Steel Industries Inc
09/26/96  01/24/97  General Physics Corp           Provide training services       National Patent Development
10/02/96  12/27/96  Software Publishing Corp       Develop software                Allegro New Media
10/03/96  11/12/97  Pittencrieff Communications    Pvd radiotelephone commun svcs  Nextel Communications Inc
10/04/96  12/31/96  Pet Food Warehouse Inc         Own, op pet food stores         Petco Animal Supplies Inc
10/30/96  12/20/96  Pacific Rehab & Sports Med     Own, op rehab hospital          Horizon/CMS Healthcare Corp
11/05/96  03/14/97  Panatech Research &
                    Development                    Manufacture semiconductors      Harbour Group Ltd
11/25/96  02/28/97  American Studios Inc           Pvd photography services        PCA International Inc
12/06/96  03/18/97  MaxServ Inc (Sears Roebuck)    Pvd technical info support svc  Sears Roebuck & Co
12/09/96  02/28/97  Houston Biotechnology Inc      Mnfr monoclonal antibodies      Medarex Inc
01/24/97  07/02/97  INCSTAR Corp (Sorin
                    Biomedical)                    Mnfr diagnostic substances      American Standard Inc
01/28/97  05/21/97  Calgene Inc (Monsanto Co)      Own and operate greenhouse      Monsanto Co
01/30/97  08/12/97  AST Research Inc               Mnfr computers; dvlp software   Samsung electronic Co Ltd
02/07/97  08/01/97  MS Financial (MS Diversified)  Pvd financial credit services   Search Financial Services Inc
02/11/97  07/31/97  Serv-Tech Inc                  Maintenance and cleaning svcs   Philip Environmental Inc
03/04/97  06/27/97  Audio King Corp                Own, op consumer electn stores  Ultimate electronic Inc
04/15/97  06/30/97  Kurzweil Applied Intelligence  Electronic computing equip      Lernout & Hauspic speech
04/30/97  07/25/97  Arden Industrial Products Inc  Whl fasteners                   Park-Ohio Industries Inc
05/01/97  08/01/97  Cryenco Sciences Inc           Mnfr liquid gas storage tanks   Chart Industries Inc
05/08/97  09/10/97  Imex Medical Systems Inc       Mnfr fetal diagnostic instr     Nicolet Biomedical Inc
06/16/97  09/30/97  Frederick's of Hollywood, Inc  Women's clothing stores         Investor Group
06/24/97  07/25/97  Jillians Entertainment Corp    Own, op billiard clubs          JW Childs Equity Partners LP
07/23/97  12/02/97  Rudy's Restaurant Group        Own and operate restaurants     Benihana Inc
08/01/97  09/26/97  Community Care of America Inc  Own, op nursing homes           Integrated Health Services Inc
08/07/97  12/02/97  Magnetic Technologies Corp     Manufacture copiers, printers   SPS Technologies Inc
08/14/97  12/31/97  Allied Capital Advisers Inc    Investment advisory svcs        Allied Capital Lending Corp
09/02/97  12/03/97  Ground Round Restaurants       Own and operate restaurants     GRR Holdings LLC
09/04/97  12/30/97  Cinergi Pictures Entertainment Pvd motion picture prodn svcs   Investor Group
09/26/97  09/26/97  Laclede Steel Co               Own, operate steel works        Birmingham Steel Corp
10/10/97  01/07/98  Puro Water Group Inc           Whl bottled water               United States Filter Corp
10/13/97  03/19/98  Integrated Brands Inc          Produce ice cream               Yogen Fuz World-Wide Inc
11/03/97  02/25/98  Individual Inc                 Pvd on-line info retrieval svc  Desktop Data Inc
11/04/97  01/12/98  ComputerVision Corp            Mnfr computers, peripherals     Parametric Technology Corp
11/12/97  03/03/98  PureTec Corp                   Manufacture plastic products    Tekni-Plex Inc
11/24/97  01/07/98  General Host Corp              Own, op specialty retail stores Cypress Group LLC
12/02/97  03/17/98  Staodyn Inc                    Mnfr electromedical equipment   Rehabilicare Inc
12/12/97  02/13/98  Impact Systems Inc             Paper prodn control systems     Voith Sulzer Paper Technology
12/12/97  09/10/98  Timber Lodge Steakhouse Inc    Own, op restaurants             Santa Barbara Restaurant Group
12/15/97  02/24/98  MetroGolf Inc                  Own, op golf courses            Family Golf Centers Inc
12/22/97  05/20/98  Artistic Greetings Inc         Mnfr personalized stationery    MDC Communications Corp

------------------------------------------------------------------------------------------------------------------------------------
                                                                                            Value of         Enter-
                                                                                            Trans-           prise
Date      Date                                      Acquiror                                action           Value
Announced Effective Target Name                     Business Description                    ($ mil)         ($ mil)
------------------------------------------------------------------------------------------------------------------------------------
01/10/96  06/26/96  American Resource Corp           Gold mining company                      77.5           76.353
01/18/96  08/23/96  AMSERV Healthcare Inc            Pvd home health care services             9.2            7.895
01/23/96  05/09/96  Portage Industries Corp          Manufacture Plastic products             15.8           17,540
02/05/96  09/30/96  Customedix Corp                  Investment company                        3.6           15,103
02/13/96  07/12/96  Medical Innovations Inc          Pvd nursing care services                30.3           41,725
02/15/96  04/29/96  LDI Corp                         Bank bldg co; pvd finl svcs              28.1          288,893
02/28/96  07/11/96  Salton/Maxim Housewares Inc      Mnfr personal care appliances            21.1           53,442
03/13/96  09/27/96  DeSoto Inc                       Manufacture steel wire                   36.1           40,529
04/16/96  05/31/96  CIS Technologies Inc             Pvd homeowner membership svcs            99.3          112,471
04/22/96  06/04/96  Cornerstone Natural Gas Co       Own, op diagnostic imaging ctrs          96.6           97,614
05/03/96  03/17/98  Homeowners Group Inc             Pvd homeowner membership svcs            11.4           14,968
05/06/96  09/03/96  Transcisco Industries Inc        Mnfr transp equip,parts                  44.7           51,126
05/07/96  09/03/96  NMR of America Inc               Own,op diagnostic imaging ctrs           40.4           57,369
05/13/96  08/30/96  MDT Corp                         Mnfr sterilizing equipment               70.3           69.457
05/15/96  09/10/96  Carlisle Plastics Inc            Mnfr fire protection systems            122.4          273.282
06/03/96  01/09/97  Bio-Dental Technologies Corp     Mnfr,whl pharmaceuticals                 40.3           48.477
06/10/96  07/22/96  SysteMed Inc                     Health insurance company                 64.8           60,646
06/11/96  09/03/96  Computer Identics Corp           Mnfr 2-D,3-D vision-based sys            42.0           40,881
06/17/96  10/07/96  Scanforms Inc                    Pvd advertising,marketing svcs           27.5           15,661
06/21/96  08/23/96  Computer Identics Corp           Publish newsletters                      12.0           11,548
06/24/96  12/05/96  MEM Co                           Investor group                           38.2           29.577
07/31/96  11/13/96  Calgene Inc                      Mnfr agro chems,manmade fibers           50.0          584,080
08/13/96  02/27/97  LaTex Resources Inc              Oilo and gas exploration, prodn          27.1           44,759
09/10/96  01/03/97  GreenStone Industries Corp       Mnfr lumber,plywood,pulp                 29.2           40,823
09/11/96  03/04/97  Chempower Inc                    Pvd engineering services                 50.0           36,189
09/16/96  12/06/96  Proler International Corp        Manufacture steel products               42.5           68,146
09/26/96  01/24/97  General Physics Corp             Mnfr contact lenses                      261.           70,360
10/02/96  12/27/96  Software Publishing Corp         Pvd software services                    25.2            8,786
10/03/96  11/12/97  Pittencrieff Communications      Pvd cellular telephone svcs             158.4          159,860
10/04/96  12/31/96  Pet Food Warehouse Inc           Own and operate pet stores               60.7           55,986
10/30/96  12/20/96  Pacific Rehab & Sports Med       Pvd nursing care services                72.7           75,706
11/05/96  03/14/97  Panatech Research &
                    Development                      Mnfr steel cutting tools                 29.2           26,218
11/25/96  02/28/97  American Studios Inc             Pvd photo processing services            66.3           67.650
12/06/96  03/18/97  MaxServ Inc (Sears Roebuck)      Mnfr steel Department stores; finl svcs  46.0          87.263
12/09/96  02/28/97  Houston Biotechnology Inc        Manufacture pharmaceutiCALS               8.6            8.700
01/24/97  07/02/97  INCSTAR Corp (Sorin
                    Biomedical)                      Transportation, building prod           106.3          102.865
01/28/97  05/21/97  Calgene Inc (Monsanto Co)        Mnfr agro chems, manmade fibers         242.6          567.548
01/30/97  08/12/97  AST Research Inc                 Mnfr consumer electronics               495.8          558.108
02/07/97  08/01/97  MS Financial (MS Diversified)    Pvd business credit services             17.2          102.602
02/11/97  07/31/97  Serv-Tech Inc                    Provide waste management svcs            73.4           54.956
03/04/97  06/27/97  Audio King Corp                  Own, op radio, TV, electn stores          6.0           12.363
04/15/97  06/30/97  Kurzweil Applied Intelligence    Mnfr speech tech products                51.3           50.852
04/30/97  07/25/97  Arden Industrial Products Inc    Mnfr forged and machined parts           42.0           44.995
05/01/97  08/01/97  Cryenco Sciences Inc             Mnfr process control instmnts            19.2           27.904
05/08/97  09/10/97  Imex Medical Systems Inc         Investment company                        9.3           10.238
06/16/97  09/30/97  Frederick's of Hollywood, Inc    Investor group                           69.4           57.007
06/24/97  07/25/97  Jillians Entertainment Corp      Investment company                        4.7            7.007
07/23/97  12/02/97  Rudy's Restaurant Group          Own and operate restaurants              18.8           18.936
08/01/97  09/26/97  Community Care of America Inc    Pvd specialty healthcare svcs            94.0           89.996
08/07/97  12/02/97  Magnetic Technologies Corp       Mnfr industrial fasteners                16.8           15.984
08/14/97  12/31/97  Allied Capital Advisers Inc      Closed-end mgmt investment co            49.5           44.111
09/02/97  12/03/97  Ground Round Restaurants         Investment company                       17.5           56.945
09/04/97  12/30/97  Cinergi Pictures Entertainment   Investor group                           16.3           59.794
09/26/97  09/26/97  Laclede Steel Co                 Manufacture steel, steel prod            15.0          131.767
10/10/97  01/07/98  Puro Water Group Inc             Mnfr water treatment equip               25.7           30.186
10/13/97  03/19/98  Integrated Brands Inc            Produce frozen yogurt                    46.8           51.274
11/03/97  02/25/98  Individual Inc                   Pvd info retrieval svcs                  86.8           79.390
11/04/97  01/12/98  ComputerVision Corp              Develop, wholesale software             250.3          460.128
11/12/97  03/03/98  PureTec Corp                     Mnfr plastic                            324.6          281.484
11/24/97  01/07/98  General Host Corp                Investment bank                         326.2          278.128
12/02/97  03/17/98  Staodyn Inc                      Mnfr electromedical equip                22.5           22.867
12/12/97  02/13/98  Impact Systems Inc               Provide paper tech dvlp svcs             28.6           28.467
12/12/97  09/10/98  Timber Lodge Steakhouse Inc      Own, op fast food restaurants            30.4           30.925
12/15/97  02/24/98  MetroGolf Inc                    Own and operate golf courses              6.6           18.428
12/22/97  05/20/98  Artistic Greetings Inc           Provide marketing services               33.6           35.618

------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Premium
                                                  ----------------------------------------------------------------------------------
Date      Date                                     1 Day Prior     1 Week Prior    4 Weeks Prior  3 Months Prior    1 Year Prior
Announced Effective Target Name                   to Annc. Date   to Annc. Date    to Annc. Date  to Annc. Date     to Annc. Date
------------------------------------------------------------------------------------------------------------------------------------


01/10/96  06/26/96  American Resource Corp         30.77             23.50           27.03
01/18/96  08/23/96  AMSERV Healthcare Inc          14.56             27.29           20.59           (4.67)           20.42
01/23/96  05/09/96  Portage Industries Corp        46.67             78.98           78.98          134.67           193.33
02/05/96  09/30/96  Customedix Corp                22.58             26.67            5.56           19.00           (18.98)
02/13/96  07/12/96  Medical Innovations Inc        13.85             18.40            5.71            5.71            37.67
02/15/96  04/29/96  LDI Corp                       31.20             21.48           49.09           26.15             5.81
02/28/96  07/11/96  Salton/Maxim Housewares Inc    (0.19)            12.84            3.81            1.65            (9.05)
03/13/96  09/27/96  DeSoto Inc                     65.41             53.00           80.00          118.57            53.00
04/16/96  05/31/96  CIS Technologies Inc           50.50             30.16           30.16           (5.57)           33.78
04/22/96  06/04/96  Cornerstone Natural Gas Co     28.00             29.73          100.00          134.15           182.35
05/03/96  03/17/98  Homeowners Group Inc           22.07             26.77           93.88          135.43            17.71
05/06/96  09/03/96  Transcisco Industries Inc      15.56             36.84           28.40           57.58           271.43
05/07/96  09/03/96  NMR of America Inc             41.43             86.79           90.39           98.08            37.56
05/13/96  08/30/96  MDT Corp                       12.82             22.22            4.76           15.79            (6.38)
05/15/96  09/10/96  Carlisle Plastics Inc          38.20             38.20           41.83           73.94            31.51
06/03/96  01/09/97  Bio-Dental Technologies Corp   64.99             43.28          109.42          194.49            65.09
06/10/96  07/22/96  SysteMed Inc                   (4.00)             4.35            9.09          (23.81)          (56.36)
06/11/96  09/03/96  Computer Identics Corp         63.11             54.53           54.53           72.71            19.84
06/17/96  10/07/96  Scanforms Inc                  61.40             61.40           58.62           70.37           130.00
06/21/96  08/23/96  Computer Identics Corp         28.33             46.67           71.11          105.33           208.00
06/24/96  12/05/96  MEM Co                         13.21             81.82           90.48           93.55           114.29
07/31/96  11/13/96  Calgene Inc                    64.10             80.28           39.13           31.96            14.29
08/13/96  02/27/97  LaTex Resources Inc           181.14            202.77          181.14          228.00           107.16
09/10/96  01/03/97  GreenStone Industries Corp     33.33             52.73           58.49           42.37            50.00
09/11/96  03/04/97  Chempower Inc                  48.06             48.06           45.88           50.30            65.33
09/16/96  12/06/96  Proler International Corp     132.26            125.00          148.28           33.33             9.09
09/26/96  01/24/97  General Physics Corp           16.57             31.61           36.00           23.64            45.71
10/02/96  12/27/96  Software Publishing Corp       14.86             10.90           60.80          (88.09)
10/03/96  11/12/97  Pittencrieff Communications     8.95             14.40           30.74          (13.08)           29.14
10/04/96  12/31/96  Pet Food Warehouse Inc         22.93             26.00           48.24           48.24            57.50
10/30/96  12/20/96  Pacific Rehab & Sports Med     67.74             62.50           48.57           60.00             6.12
11/05/96  03/14/97  Panatech Research &
                    Development                    55.56             55.56           51.35
11/25/96  02/28/97  American Studios Inc           90.48            110.53          166.67          (65.28)          (73.33)
12/06/96  03/18/97  MaxServ Inc (Sears Roebuck)    19.23             67.57           55.00           67.57           129.63
12/09/96  02/28/97  Houston Biotechnology Inc      52.00             62.13           52.00          (93.01)          (92.05)
01/24/97  07/02/97  INCSTAR Corp (Sorin
                    Biomedical)                    42.93             53.21           68.53
01/28/97  05/21/97  Calgene Inc (Monsanto Co)      62.03             60.00           60.00           60.00            42.22
01/30/97  08/12/97  AST Research Inc               16.76              8.00           20.00           23.43           (31.43)
02/07/97  08/01/97  MS Financial (MS Diversified)  20.00             46.67           10.00            1.54           (70.67)
02/11/97  07/31/97  Serv-Tech Inc                  32.00             60.00           88.57          129.57            12.34
03/04/97  06/27/97  Audio King Corp                60.00             68.00           68.00           68.00           (18.05)
04/15/97  06/30/97  Kurzweil Applied Intelligence  83.83             69.69           66.49           84.00            63.56
04/30/97  07/25/97  Arden Industrial Products Inc  41.18             50.00           37.14           20.00            26.32
05/01/97  08/01/97  Cryenco Sciences Inc           69.23             76.00           72.55           41.94           (26.67)
05/08/97  09/10/97  Imex Medical Systems Inc        7.90              2.76            2.76          (30.32)          (32.50)
06/16/97  09/30/97  Frederick's of Hollywood, Inc  48.85             44.47           25.95           93.75            85.07
06/24/97  07/25/97  Jillians Entertainment Corp    14.29             77.78           45.46          220.00           166.67
07/23/97  12/02/97  Rudy's Restaurant Group        50.94             70.21           72.04           60.00             5.26
08/01/97  09/26/97  Community Care of America Inc  23.08             18.52           88.24           68.42           (48.39)
08/07/97  12/02/97  Magnetic Technologies Corp     25.00             25.00           33.33           42.86            33.33
08/14/97  12/31/97  Allied Capital Advisers Inc    10.41              4.68           10.41            8.97           (28.00)
09/02/97  12/03/97  Ground Round Restaurants       10.00             10.00           (5.71)          14.78           (34.00)
09/04/97  12/30/97  Cinergi Pictures Entertainment 26.90             24.75           56.60          236.00            26.00
09/26/97  09/26/97  Laclede Steel Co              106.45            106.45          106.45          113.33            88.24
10/10/97  01/07/98  Puro Water Group Inc           33.95             47.69           44.00           44.00
10/13/97  03/19/98  Integrated Brands Inc          69.94            106.35          167.50          501.33           381.07
11/03/97  02/25/98  Individual Inc                  0.92             14.93           (7.02)          47.71            (6.00)
11/04/97  01/12/98  ComputerVision Corp            28.31             69.92           18.63           14.33           (55.09)
11/12/97  03/03/98  PureTec Corp                   28.74             34.94           31.77          143.48            69.70
11/24/97  01/07/98  General Host Corp              60.00             62.96           79.59           51.72            77.69
12/02/97  03/17/98  Staodyn Inc                    47.38             47.38           89.49          100.45           152.95
12/12/97  02/13/98  Impact Systems Inc             57.14             49.15           44.26           69.23           109.52
12/12/97  09/10/98  Timber Lodge Steakhouse Inc    74.13             74.13           81.19           94.32           139.43
12/15/97  02/24/98  MetroGolf Inc                  20.00             20.00          (11.11)         (25.00)          (75.51)
12/22/97  05/20/98  Artistic Greetings Inc         28.45             47.10           52.00           47.10            21.60

                                                                      Page F-10

SUMMARY OF GAS UNITS OUTSTANDING
PRE-FINANCING ASSUMPTIONS

-----------------------------------------------------------------------------------------------------------------------
                                         Distributed to Oil            Issued to Oil
                                        --------------------        --------------------
Type of Units           Current         Public      Insiders        Public      Insiders       Retired        Pro Forma
--------------          -------         ------      --------        ------      --------       -------        ---------
Common                    3,832              -             -             -             -             -            3,832
Senior Subordinated           -              -             -         2,738           559             -            3,297
Subordinated              2,396              -           754             -             -         1,642              754
General Partner (a)         127              -           127             -           168             -              295
                       --------                                                                               ---------
                          6,355                                                                                   8,178

___________________________________
(a) The number of GP units issued reflect the assumption of a 6,587 common unit equity offering to refinance certain of the assumed Oil debt. Hence, the number of GP units reflected in the pro forma column do not equal 2% of the pro forma outstanding units shown above but do equal exactly 2% of the pro forma units outstanding on a post financing basis.

EQUITY PURCHASE PRICE CALCULATION
IMPLIED EQUITY VALUE OF OIL'S ASSETS
(units in thousands, $ in millions, except per unit amounts)
--------------------------------------------------------------------------------

                                    Purchase Price of Oil's Equity                      Purchase Price of Oil's Equity
                                    ------------------------------         --------------------------------------------------------
                                           Value of Securities               Equity Value of Oil's       Value of Oil's GP and
Event                                     Paid to Oil Shareholders           Heating Oil Assets          Subordinated Units in Star
------------------                  ------------------------------         ------------------------      --------------------------
Issuance of Senior Subordinated
Units to Public Oil Shareholders             2,738  x  $19.74
                                    ------------------------------
                                                $54.1                               $54.1                                   -

Distribution of General Partner
Unit to Inside Oil Shareholders                127  x  $21.28
                                    ------------------------------
                                                 $2.7                                   -                                $2.7


Distribution of Subordinated
Units to Inside Oil Shareholders               754  x  $16.33
                                    ------------------------------
                                                  $12.3                                 -                               $12.3


Issuance of General Partner
Units to Inside Oil Shareholders               168  x  $21.28                       $3.6                                    -
                                    ------------------------------
                                                   $3.6


Issuance of Senior Subordinated
Units to Inside Oil Shareholders               559  x  $19.74
                                    ------------------------------
                                                  $11.0                             $11.0                                   -

Retire Subordinated Units                                                                                         1,642  x  $16.33
                                                                                                               ---------------------
                                                                                   ($26.8)                             $26.8

                                                                                    $41.8                              $41.8
                                             -----------                              ------------------------------------
Total                                           $83.7                                                $83.7

Divided by 26.563 shares of Oil's Common stock = $3.15  per share

                    SUMMARY OBSERVATIONS


COMPARATIVE STOCK
PRICE PERFORMANCE  [_] A.G. Edwards has compared the historical prices of Gas'
                       and Oil's common unit/stock to an index of selected companies. (See Appendix E - "Exchange Ratio Analysis.")

                   [_] While Gas' unit price has remained relatively flat over the last two years, in line with the comparable index, Oil's stock price has declined significantly over this period.

                              COMPARATIVE STOCK PRICE PERFORMANCE
                   ----------------------------------------------------------------------------
                                       Premium of Current Price to Price
                   -----------------------------------------------------------------------------
                                  Current     2 Years     1 Year   180 Days   60 Days   30 Days
                                 Price (b)     Prior       Prior    Prior      Prior     Prior
                   -----------------------------------------------------------------------------
                   Gas             21.94         5.1%        1.4%    -2.0%     -6.2%      -0.3%
                   Oil              1.63       -76.8%      -45.8%   -48.1%    -35.0%      -0.9%
                   Composite (a)   21.96        -2.2%        6.4%    -5.4%     -4.4%       1.3%

                    (a) Composite index includes the following companies: APU,
                        CNO, HPG, EGP, NPL, SPH.
                    (b) As of 4/22/98



                       [Gas Graph appears here]         [Oil Graph appears here]

                         SUMMARY OBSERVATIONS
                         (continued)


PREMIUM PAID ANALYSIS         [_]  A.G. Edwards calculated the implied equity
                              purchase price of Oil and compared the premium to Oil's current and historical prices. These premiums were compared to premiums paid in "Merger of Equals" transactions. (See Appendix D -"Premium
                              Paid Analysis.")


                              -------------------------------------------------------------------------

                                                                                  Mergers of Equals
                                                                              -------------------------
                                                                         Oil     Median    Adj. Mean(a)
                                                                         ---     ------   -------------
                              Premium to stock price one day prior      93.8%       9.3%           10.1%
                              Premium to stock price one week prior     97.6%      10.0%            8.0%
                              Premium to stock price one month prior   101.6%       6.5%            6.5%

                              ______________________
                              (a) Adjusted mean excludes highest and lowest data
                                  points.

SUMMARY OBSERVATIONS
(continued)

EXCHANGE RATIO ANALYSIS       [_]  A.G. Edwards reviewed the historical prices
                                   of Gas' and Oil's common unit/stock and the implied exchange ratio and compared them to the proposed Exchange Ratio of 6.96x, which represents the proposed Oil price of $3.15/share and Gas price of $21.94/unit.
                                   (See Appendix E - "Exchange Ratio Analysis.")

                              [_] Due to the price decline of Oil's common stock over the past year, the current exchange ratio, based upon the current unit/share prices of Gas and Oil ($21.938 and $1.625, respectively, as of April 22,
                                   1998), represents a premium of 93.8% to the current market price of Oil.

                              [_] Relative to current prices, the exchange ratio at $3.15 is low, however, it is in line with the average prices of the companies' equity over the past two years.


                             [GRAPH APPEARS HERE]

SUMMARY OBSERVATIONS
(continued)




TRANSACTION MULTIPLE ANALYSIS      [_]  A.G. Edwards calculated the implied
                                        transaction multiple paid for Oil on a
                                        firm valuation basis, including costs
                                        and certain adjustments associated with
                                        the Transaction, and arrived at the
                                        following multiples:

                                               EBITDA              Multiple
                                               ------              --------
                                          1997 Adjusted              9.1x
                                          Adjusted 1998 Budget      10.2x
                                          1999 Projected             7.6x

                                        (See Appendix F - "Transaction Multiple
                                        Analysis.")

                                   [_]  A.G. Edwards calculated the implied
                                        transaction multiple paid for Oil's
                                        existing heating oil business, excluding the valuation attributable to consolidation opportunities, and arrived at the following multiples:

                                                EBITDA              Multiple
                                                ------              --------
                                           1997 Adjusted              6.1x
                                           Adjusted 1998 Budget       6.9x
                                           1999 Projected             5.1x

                                        (See Appendix F - "Transaction Multiple
                                        Analysis.")

                                   [_]  Oil has historically paid EBITDA
                                        multiples averaging 4.5x, with a range
                                        of 2.7x to 6.5x, for its acquisitions.

                                   [_]  Gas has historically paid EBITDA
                                        multiples averaging 7.0x, with a range
                                        of 5.1x to 7.3x, for its acquisitions.

                                   SUMMARY OBSERVATIONS
                                   (continued)

RELATIVE CONTRIBUTION ANALYSIS     [_]  A.G. Edwards reviewed and compared the
                                        relative contribution of Gas and Oil
                                        to the pro forma combined equity based
                                        upon 1996, 1997, 1998E and 1999E
                                        EBITDA. (See Appendix G - "Relative
                                        Contribution Analysis") Other measures
                                        of relative contribution analysis were
                                        non-meaningful.

                                   [_]  For Gas' contribution of approximately
                                        34% of the combined entity's EBITDA(a),
                                        it will receive approximately 37% of
                                        the implied firm value.



                             [GRAPHS APPEAR HERE]




                                   _____________________________________________
                                   (a)  For purposes of its analysis, A.G.
                                        Edwards converted Oil's historical
                                        December 31st fiscal year-end to a
                                        September 30th fiscal year-end for
                                        comparison purposes. Oil's projections
                                        are based on a December 31st calendar
                                        year end. Other measures of relative
                                        contribution analysis are non-
                                        meaningful.
                                   (b)  Includes only heating oil EBITDA for
                                        Oil.
                                   (c)  Firm value for all of Oil.
                                   (d) Implied firm value of only Oil's heating oil assets.

Summary Observations
(continued)


Accretion/Dilution Analysis


                            [_] A.G. Edwards reviewed the distributable cash flow per unit and the related accretion, common unit coverage and total unit coverage on a pro forma basis (See Appendix H -
                                 "Accretion/Dilution Analysis").

                            [_] For the purpose of this analysis, A.G. Edwards had PaineWebber run its pro forma financial model for six scenarios to determine the sensitivity of certain assumptions.

                                                 Base Case
                                       -----------------------------
                                       4.1% Attrition
                              Gas      $0.01 Margin growth

                              Stand-alone  $30.0mm at 4.75x Acquisitions
                              -----------  -----------------------------
                            DCF per unit
                                 1998E (a)           $1.270         $1.570
                                 1998N (b)            1.930          2.190
                                 1999P                2.250          3.200

                            Accretion/Dilution
                                 1998E (a)                            23.6%
                                 1998N (b)                            13.5%
                                 1999P                                42.2%

                            Common unit coverage
                                 1998E (a)             0.94x          0.99x
                                 1998N (b)             1.42           1.38
                                 1999P                 1.66           1.93

                            Total unit coverage
                                 1998E (a)             0.58x          0.71x
                                 1998N (b)             0.88           0.99
                                 1999P                 1.02           1.39

                                                                                        Sensitivity Cases
                                                                     -----------------------------------------------------

                                                                         Attrition        Margin Growth      Acquisitions
                                                                     ---------------     ----------------    -------------
                                                                     6.00%     2.00%     $0.000    $0.015    $50mm at 5.75
                                                                     -----     -----     ------    ------    -------------
                                DCF per unit
                                   1998E (a)                         $1.570    $1.570    $1.570    $1.570         $1.570
                                   1998N (b)                          2.190     2.190     2.190     2.190          2.190
                                   1999P                              3.080     3.330     2.910     3.350          3.480

                                Aceration/Dilution
                                   1998E (a)                           23.6%     23.6%     23.6%     23.6%          23.6%
                                   1998N (b)                           13.5%     13.5%     13.5%     13.5%          13.5%
                                   1999P                               36.9%     48.0%     29.3%     48.9%          54.7%

                                Common Unit Coverage
                                   1998E (a)                           0.99x     0.99x     0.99x     0.99x          0.99x
                                   1998N (b)                           1.38      1.38      1.38      1.38           1.38
                                   1999P                               1.86      2.01      1.76      2.02           2.10

                                Total Unit Coverage
                                   1998E (a)                           0.71x     0.71x     0.71x     0.71x          0.71x
                                   1998N (b)                           0.99      0.99      0.99      0.99           0.99
                                   1999P                               1.34      1.45      1.26      1.45           1.51

                                                        High Case
                                                 ----------------------------
                                                 4.1% Attrition
                                                 $0.015 Margin growth
                                                $50mm at 5.75x Acquisitions
                            DCT per unit
                                 1998E (a)                               $1.570
                                 1998N (b)                                2.190
                                 1999P                                    3.640

                            Accretion/Dilution
                                 1998E (a)                                 23.6%
                                 1998N (b)                                 13.5%
                                 1999P                                     61.8%

                            Common unit coverage
                                 1998E (a)                                 0.99x
                                 1998N (b)                                 1.38
                                 1999P                                     2.20

                            Total unit coverage
                                 1998E (a)                                 0.71x
                                 1998N (b)                                 0.99
                                 1999P                                     1.58

                            __________________
                            (a) 1998 estimate assumes no acquisitions for either company, and is adjusted to reflect actual results through 3/31/98 .

                            (b)  1998 budgeted.
                                                                         Page 14

Summary Observations
(continued)

Public Company Analysis


[_] A.G. Edwards compared certain financial and market information of Gas on both a stand-alone and pro forma basis to that of certain public master limited partnerships (See Appendix I -- Public Company Analysis").


Public Comparable Companies (a)

---------------------------------------------------------------------------------------------------------------
                                                                                Public              Public
                                                             Pro forma          Company             Company
                                             Gas               Gas              Medians             Ranges
---------------------------------------------------------------------------------------------------------------
Yield                                        10.0%           10.5%               9.6%             8.5% to 10.6%
Firm value/LTM EBITDA                        12.7x (b)       10.8x (b)          12.5x             9.8x to 16.7x
Firm value/1998 normalized EBITDA             8.7x (c)        7.9x (c)          11.5x            10.3x to 13.7x
Equity Market Cap/LTM DCF                    18.0x (d)       14.0x (d)          15.7x             9.4x to 25.5x
Equity Market Cap/1998 normalized DCF         9.7x (e)        7.5x (e)          13.9x            11.6x to 16.9x
LTM common unit coverage                      0.9x (f)        1.0x (f)           1.4x             0.6x to 1.5x
1998E common unit coverage                    1.7x (g)        1.8x (g)           1.4x             0.9x to 1.9x
LTM total unit coverage                       0.6x (h)        0.7x (h)           0.7x             0.4x to 1.0x
1998E total unit coverage                     1.0x (i)        1.3x (i)           0.7x             0.7x to 1.0x
---------------------------------------------------------------------------------------------------------------

(a)  Public comparable companies include: APU, CNO, FGP, HPG, CNL and SPH
(b)  Firm value/adjusted 1998 budget EBITDA.
(c)  Firm value/1999 estimated EBITDA.
(d)  Equity market cup/adjusted 1998 budget EBITDA.
(e)  Equity market cap/1999 estimated DCF.
(f)  Adjusted 1998 budget.
(g)  1999 estimates.
(h)  Adjusted 1998 budget.
(i)  1999 estimates.

                    Summary Observations
                    (continued)


DISCOUNTED CASH
FLOW ANALYSIS       [_]  A.G. Edwards calculated the implied present value of
                         estimated unlevered free cash flows for Gas on both a stand-alone and pro forma basis (See Appendix J --
                         "Discounted Cash Flow Analysis").

                    [_]  Key assumptions used in the analysis were:

                         - Oil maintaining a flat 4.1% attrition rate; relatively no margin improvement; and completing $30 million in acquisitions each year at a 4.75x EBITDA multiple.

                         - A 7.9% weighted average cost of capital for both cases. (See Appendix B, page 24 and Appendix K, page 57).

                         - A 10.2x terminal EBITDA multiple, representing the current year normalized EBITDA.

                    DISCOUNTED CASH FLOW
                    --------------------------------------------------------------------------------------------
                                                                 Net Present     Original        Equity value
                                        Present     Current         Value      Common units/      to Original
                    ($ in thousands)     Value    Net Debt (a)    of Equity   Total units (b)  Common Units (c)
                    --------------------------------------------------------------------------------------------
                    Pro Forma           $970,827   ($297,334)     $673,493        26.0%           $174,793
                    Gas Stand-alone     $329,620   ($102,956)     $226,664        60.3%           $136,669
                                                                                                 ----------

                                         Increase in value to original common unit holders:       $ 38,124
                                                                                                 ==========

                    ____________________________________________________
                    (a) Represent total projected debt less cash as of 9/30/98.
                    (b) Total units include common, subordinated and GP units.
                    (c) Current market value of common units is $84,065.

                    SUMMARY OBSERVATIONS
                    (continued)


POTENTIAL
QUALITATIVE
ADVANTAGES AND
DISADVANTAGES TO
GAS UNITHOLDERS

                                    Advantages                         Disadvantages
                                    ----------                         -------------
                         .   Geographic diversification      .   Market perception of heating oil

                         .   Product diversification         .   Impact of attrition on growth

                         .   Critical mass                   .   MQD reserves & coverage
                             -acquisition programs
                             -economies of scale             .   Institutional ownership
                             -investor profile
                             -cross marketing                .   Potential for NYSE listing

                         .   Market liquidity

                    PRELIMINARY REPORT TO GAS' SPECIAL COMMITTEE



                    [_] A.G. Edwards has initiated a full diligence review of Oil and has updated its earlier reviews of Gas, including: visits to corporate headquarters; meetings with senior operations and financial officers; review of financial statements, projections, documents and information; evaluation and revision of alternative modeling of the Transaction with Oil's financial advisor; visit to Long Island calling center and meeting with Oil's former consultant and now Vice President; meeting with A.G. Edwards' equity research analyst covering MLP's; and other relevant inquiries regarding operations, acquisitions, financings and other matters.

                    [_] A.G. Edwards preliminary diligence and work has resulted in certain tentative conclusions and observations regarding Oil and Gas which differ from its original expectations and perceptions, including:

                         - the anemic heating season in first quarter of calendar 1998 had a greater adverse impact on Gas than on Oil;

                         - Oil has made strides to implement key portions of Oil's plan and the McKinsey report, including corporate identification, customer communications and implementation of a service culture, regionalization, cross marketing arrangements and rationalization of the management team;

                         - although the El Nino affect distorted the first quarter of 1998, Oil's attrition was moderated and its pricing strategy was enhanced; and

                         - Gas has demonstrated an ability to make propane acquisitions on a tuck-in and market expansion basis, and has already agreed to acquire a heating oil business.

                    PRELIMINARY REPORT TO GAS' SPECIAL COMMITTEE
                    (continued)



                    [_] Although A.G. Edwards does not presently have an adequate basis to form any opinion regarding the Transaction, A.G. Edwards does recommend that the Special Committee and its advisors proceed with its careful consideration and evaluation of the proposed Transaction.

                    [_] A.G. Edwards requests that Joel Swanson, Esq. and Baker & Botts, LLP consult with Oil's attorneys regarding the proposed resolution of the myriad of legal issues involving tax, partnership and corporate compliance and the timing of the documentation of the Transaction in terms of definitive agreements, proxy statements and the like.

                    [_] A.G. Edwards perceives Gas as taking appropriate steps to assure procedural fairness of the Transaction including the appointment of the Special Committee, the engagement of counsel and financial advisor and the approval of the Transaction by the majority of Unitholders. The Special Committee should consider whether Oil should be obligated to take parallel action to assure procedural fairness.

                    PRELIMINARY REPORT TO GAS' SPECIAL COMMITTEE
                    (continued)



                    [_] A.G. Edwards suggests that the Special Committee's consideration of substantive fairness to the Common Unitholders should include an evaluation by the Special Committee and its advisors of:

                         - whether Gas' partnership agreement should be amended to raise the future required minimum quarterly distribution ("MQD") for common unitholders and, if so, by how much and for what period(s);

                         - whether the $3.15 exchange ratio should be lowered and, if so, by how much;

                         - whether the definitive agreements should be drafted consistent with the PaineWebber models so that any excess funds expended by Oil for debt refinancings and the Transaction fees in general should automatically reduce the aggregate consideration paid by Gas for the acquisition of Oil by an equal amount;

                         - whether cash balances should be set aside for (a) the funding of any unearned MQD to be paid to the new unitholders, (b) the funding of Gas' surplus balance to account for the addition of new outstanding units, and (c) the funding of any off-balance sheet liabilities, such as pension or tax;

                         - whether cash payments should be required for the issuance of new general partner interests and, if so, by how much; and

                         - such other issues suggested by the members of the Special Committee and its counsel.


                    [_] A.G. Edwards recommends that the Special Committee communicate suggested revisions of the Transaction to management of Oil for their consideration.

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